Filed Pursuant to Rule 433
Registration No. 333-71344

Final Term Sheet
July 19, 2006

BRUNSWICK CORPORATION
$250,000,000  FLOATING RATE NOTES DUE 2009

ISSUER:	Brunswick Corporation

TITLE OF SECURITIES:	Floating Rate Notes due 2009

EXPECTED RATINGS:	Baa1/BBB+

TRADE DATE:	July 19, 2006

SETTLEMENT DATE (T+3):	July 24, 2006

MATURITY DATE:	July 24, 2009

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$250,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

PROCEEDS TO BRUNSWICK (BEFORE EXPENSES):	$249,000,000

BENCHMARK:	3-Month USD LIBOR

INTEREST RATE:	3-Month USD LIBOR + .65%

INTEREST PAYMENT DATES:	Quarterly on each January 24, April 24, July 24 and October 24 commencing on October 24, 2006

DENOMINATIONS:	Minimum of $1,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	Brunswick may redeem the Notes, in whole or in part, at any time after July 24, 2007, at 100% of the principal amount plus accrued interest to, but excluding the redemption date.

JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

CO-MANAGERS:	Goldman, Sachs & Co., Banc of America Securities LLC, Greenwich Capital Markets, Inc.

CUSIP:	117043AJ8

REFERENCE DOCUMENT:	Prospectus Supplement dated July 19, 2006; Prospectus dated October 10, 2001.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-(866) 500-5408

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.